                                                 Filed Pursuant to Rule 424(b)3
                                                 File No: 333-75893



                                                               December 20, 2000

                                [PROLOGIS LOGO]

                  Supplement to Prospectus dated June 16, 1999

Dear Investor,

We would like to announce some changes in the ProLogis Trust 1999 Dividend Reinvestment and Share Purchase Plan. On April 13, 2000 ProLogis began offering shares directly online through a relationship with our transfer agent, EquiServe, L.P. and the online investor services company, StockPower Inc. On October 17, 2000, StockPower announced that their service would no longer be available. Thus, investors may no longer establish a ProLogis online direct share purchase account through StockPower Inc. However, ProLogis plans to provide existing shareholders the ability to make additional direct share purchases online through our transfer agent EquiServe's website at www.equiserve.com. We expect this functionality to be available early in 2001. Shortly thereafter, EquiServe plans to have the capability to support newly established online purchase accounts through its website. You will be notified when this new service is available.

Existing shareholders can continue to review shareholder account information online anytime at www.equiserve.com. In order to view your shareholder account information and make direct share purchases online (once available), please go to the Account Access area of the EquiServe website and follow the instructions on establishing online account access. A personal identification number (PIN) was sent to you in the spring with your dividend statement. If you no longer have access to that PIN, you may contact EquiServe at 1-800-956-3378 to receive a new PIN and establish online access to your account.

The plan still contains two investment dates each month for you to make payments of up to a total of $5,000. The plan rules remain unchanged for optional cash purchases in excess of $5,000 in a given month. Please see question 12 of the plan prospectus for information on requesting a waiver of the $5,000 maximum. The investment dates for 2001 and 2002 for standard optional cash purchases between $200 and $5,000 per month are set forth on the reverse side of this document in Exhibit A. The investment and threshold dates for 2001 and 2002 for purchases in excess of $5,000 per month (subject to the acceptance by ProLogis of a request for waiver) are displayed on the reverse side of this document in Exhibit B.

Current participants in the plan are already aware of the advantages of investing in ProLogis under the plan. If you are considering enrolling in the plan for the first time, there are a number of attractive features of the plan we would like to bring to your attention. The following is qualified by reference to the complete provisions described in the plan.

        - You may make optional cash purchases at a discount to market prices, which is currently established at 2%, and without paying brokerage commissions.

        - You can arrange to have all or some of your ProLogis distributions reinvested.

        - You can authorize monthly "automatic investments" in ProLogis by a pre-authorized transfer of funds from your checking or savings account. To receive an automatic monthly investment enrollment form, please contact EquiServe at 1-800-956-3378.

        - You may deposit your common share certificates with the plan administrator and have the ownership of those common shares maintained by the plan administrator as part of your account.

We continue to look for new, convenient ways in which to offer ProLogis common shares. If you have any additional questions, please feel free to contact an investor relations representative at 1-800-820-0181.

Thank you for your continued support.

K. Dane Brooksher
Chairman and Chief Executive Officer

                                   Exhibit A

   Online Order      Cutoff Date for
 Placement Date*      Optional Cash      Investment Date
 ---------------     ---------------     ---------------
January 4, 2001     January 11, 2001    January 16, 2001
January 22, 2001    January 29, 2001    January 31, 2001
February 6, 2001    February 13, 2001   February 15, 2001
February 13, 2001   February 21, 2001   February 23, 2001
March 6, 2001       March 13, 2001      March 15, 2001
March 21, 2001      March 28, 2001      March 30, 2001
April 4, 2001       April 11, 2001      April 16, 2001
April 19, 2001      April 26, 2001      April 30, 2001
May 4, 2001         May 11, 2001        May 15, 2001
May 16, 2001        May 23, 2001        May 25, 2001
June 6, 2001        June 13, 2001       June 15, 2001
June 20, 2001       June 27, 2001       June 29, 2001
July 5, 2001        July 12, 2001       July 16, 2001
July 20, 2001       July 27, 2001       July 31, 2001
August 6, 2001      August 13, 2001     August 15, 2001
August 15, 2001     August 22, 2001     August 24, 2001
September 5, 2001   September 12, 2001  September 14, 2001
September 19, 2001  September 26, 2001  September 28, 2001
October 4, 2001     October 11, 2001    October 15, 2001
October 22, 2001    October 29, 2001    October 31, 2001
November 6, 2001    November 13, 2001   November 15, 2001
November 13, 2001   November 20, 2001   November 23, 2001
December 5, 2001    December 12, 2001   December 14, 2001
December 19, 2001   December 27, 2001   December 31, 2001

   Online Order      Cutoff Date for
 Placement Date*      Optional Cash      Investment Date
 ---------------     ---------------     ---------------

January 4, 2002     January 11, 2002    January 15, 2002
January 22, 2002    January 29, 2002    January 31, 2002
February 6, 2002    February 13, 2002   February 15, 2002
February 13, 2002   February 21, 2002   February 25, 2002
March 6, 2002       March 13, 2002      March 15, 2002
March 19, 2002      March 26, 2002      March 28, 2002
April 4, 2002       April 11, 2002      April 15, 2002
April 19, 2002      April 26, 2002      April 30, 2002
May 6, 2002         May 13, 2002        May 15, 2002
May 15, 2002        May 22, 2002        May 24, 2002
June 5, 2002        June 12, 2002       June 14, 2002
June 19, 2002       June 26, 2002       June 28, 2002
July 3, 2002        July 11, 2002       July 15, 2002
July 22, 2002       July 29, 2002       July 31, 2002
August 6, 2002      August 13, 2002     August 15, 2002
August 15, 2002     August 22, 2002     August 26, 2002
September 5, 2002   September 12, 2002  September 16, 2002
September 19, 2002  September 26, 2002  September 30, 2002
October 4, 2002     October 11, 2002    October 15, 2002
October 22, 2002    October 29, 2002    October 31, 2002
November 6, 2002    November 13, 2002   November 15, 2002
November 13, 2002   November 20, 2002   November 22, 2002
December 5, 2002    December 12, 2002   December 16, 2002
December 19, 2002   December 27, 2002   December 31, 2002

* will be valid once online order placement is available through EquiServe

                                  Exhibit B**

                      Optional Cash         Investment      Investment Period
Threshold Set Date   Payment Due Date   Commencement Date    Conclusion Date
------------------   ----------------   -----------------   -----------------
January 12, 2001    January 17, 2001    January 18, 2001    January 31, 2001
February 6, 2001    February 8, 2001    February 9, 2001    February 23, 2001
March 14, 2001      March 16, 2001      March 19, 2001      March 30, 2001
April 11, 2001      April 16, 2001      April 17, 2001      April 30, 2001
May 9, 2001         May 11, 2001        May 14, 2001        May 25, 2001
June 13, 2001       June 15, 2001       June 18, 2001       June 29, 2001
July 13, 2001       July 17, 2001       July 18, 2001       July 31, 2001
August 8, 2001      August 10, 2001     August 13, 2001     August 24, 2001
September 12, 2001  September 14, 2001  September 17, 2001  September 28, 2001
October 15, 2001    October 17, 2001    October 18, 2001    October 31, 2001
November 6, 2001    November 8, 2001    November 9, 2001    November 23, 2001
December 12, 2001   December 14, 2001   December 17, 2001   December 31, 2001
January 14, 2002    January 16, 2002    January 17, 2002    January 31, 2002
February 6, 2002    February 8, 2002    February 11, 2002   February 25, 2002
March 12, 2002      March 14, 2002      March 15, 2002      March 28, 2002
April 12, 2002      April 16, 2002      April 17, 2002      April 30, 2002
May 8, 2002         May 10, 2002        May 13, 2002        May 24, 2002
June 12, 2002       June 14, 2002       June 17, 2002       June 28, 2002
July 15, 2002       July 17, 2002       July 18, 2002       July 31, 2002
August 8, 2002      August 12, 2002     August 13, 2002     August 26, 2002
September 12, 2002  September 16, 2002  September 17, 2002  September 30, 2002
October 15, 2002    October 17, 2002    October 18, 2002    October 31, 2002
November 6, 2002    November 8, 2002    November 11, 2002   November 22, 2002
December 12, 2002   December 16, 2002   December 17, 2002   December 31, 2002

** applicable only to purchases in excess of $5,000, subject to the waiver guidelines outlined in the plan prospectus

                                                               3640-PROSUP-12/00